Exhibit 99.1

Contact:	Laura Strykowski
847-402-5600
Laura.Strykowski@allstate.com
On Twitter @AllstateNews

ALLSTATE NAMES ELIZABETH BRADY EXECUTIVE VICE PRESIDENT AND CHIEF MARKETING, INNOVATION AND CORPORATE RELATIONS OFFICER

NORTHBROOK, Ill.  July 19, 2018 – Allstate (NYSE:ALL) announced that Elizabeth Brady will join its senior leadership team as Executive Vice President and Chief Marketing, Innovation and Corporate Relations Officer. Brady will lead marketing for all the corporation’s brands, enterprise innovation efforts, internal and external communication and corporate philanthropy. She will join the company on August 3 and report to Tom Wilson, Chair, President and CEO of The Allstate Corporation.

“Elizabeth’s creativity and consumer insights will enable us to better serve our customers. Her highly successful marketing experience and leadership bring additional talent to our goal of reinventing our business by leveraging customer connectivity, technology and analytics. I am excited she is part of the Good Hands,” said Tom Wilson.

“Opportunities to help lead an iconic company with great brands that embraces innovation do not come along that often and I am thrilled to be joining the Allstate team,” said Brady.

Brady joins Allstate from Kohler Co., where she was Senior Vice President, Global Brand Management. She has also held senior leadership positions at Publicis and BBDO.

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About Allstate
The Allstate Corporation (NYSE: ALL) protects customers from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Other growth platforms include predictive analytics company Arity and consumer-product protection plan company SquareTrade. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. In 2017, The Allstate Foundation, Allstate, its employees and agency owners gave $47 million to support local communities.